Exhibit 99.1

CENTRAL FREIGHT LINES, INC. PROVIDES UPDATE ON MERGER WITH
MOYES-OWNED COMPANY AND ANNOUNCES AGREEMENTS IN PRINCIPLE TO
SETTLE CLASS ACTION AND DERIVATIVE LITIGATION

Waco, TX (PR Newswire) - August 15, 2006 - Central Freight Lines, Inc. (Nasdaq/NMS: CENF) announced today that it expects to move further towards completion of its previously announced Merger transaction by responding within the next week to a second set of comments from the Securities and Exchange Commission (the "SEC"). The Merger Agreement provides that a company controlled by Jerry Moyes and certain related parties would become the owners of Central, and Central would cease to be a publicly traded company.

In addition, Central announced today that it has reached oral agreements in principle with the plaintiffs to settle all outstanding securities class action litigation, two purported derivative actions related to the period between the date of Central's initial public offering and August 2004, and a third derivative action related to the Merger transaction. The agreements do not contain any admission of fault or wrongdoing on the part of Central or any of the individual defendants in such litigation. The agreements are subject to the completion of the usual and customary documentation for such settlements, and are subject to, and conditioned upon, final court approval. The settlements will be funded from the proceeds of Central's directors' and officers' liability insurance policy. It is a condition to the consummation of the Merger that this litigation be settled within Central's limits of coverage under the applicable insurance policies.

In making the announcement today, Bob Fasso, Central's Chief Executive Officer and President, stated: “We now expect to mail the finalized definitive proxy statement to stockholders in September. The proxy statement will solicit proxies for voting on the Merger transaction at our Annual Meeting, which will be held approximately 30 days from the date the proxy statements are mailed to our stockholders.”

Jerry Moyes added: “I am pleased with the continued progress made on the Merger and look forward to closing the transaction as soon after the Annual Meeting as possible.”

On January 30, 2006, Central announced that it had entered into an Agreement and Plan of Merger (the "Merger Agreement"), with North American Truck Lines, LLC ("NATL") and Green Acquisition Company ("Green"). Under the Merger Agreement, Green will merge with and into Central (the "Merger"), with Central continuing as the surviving corporation. Both NATL and Green are controlled by Mr. Moyes, with Green being a wholly owned subsidiary of NATL.

On April 17, 2006, Central filed a preliminary proxy statement with the SEC for its 2006 Annual Meeting of Stockholders. On May 16, 2006, Central received comments from the SEC, which were answered by Central on June 19, 2006. On July 5, 2006, the SEC issued a second set of comments, which Central expects to address in a filing within the next week. Once the SEC's review of the proxy statement is finalized, the definitive proxy statement will be mailed to Central's stockholders to solicit proxies for voting on the Merger and other matters presented at the Annual Meeting.

Stockholders are urged to read the definitive proxy statement carefully when it becomes available because it will contain important information about Central, the Merger transaction, and related matters. Stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Central through the SEC's web site at www.sec.gov. In addition, stockholders will be able to obtain free copies of the definitive proxy statement from Central.

Central Freight Lines, Inc. is a non-union, less-than-truckload carrier specializing in regional overnight and second day markets in the Midwest, Southwest, West Coast, and Pacific Northwest. Utilizing marketing alliances, the Company also provides service to the Great Lakes, Northeast, Southeast, Mexico, and Canada.

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual events may differ materially from those set forth in the forward-looking statements. We undertake no obligation to update any of these forward-looking statements.

With respect to statements regarding the consummation of the Merger and the proposed settlement of litigation, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our business will suffer due to uncertainties caused by the announcement of the transaction; the risk that we may not be able to obtain third party and stockholder approvals necessary to consummate the transaction; as well as the risk that the transaction will not close for other reasons; the risk that the parties to the litigation in question will not be able to agree on the terms of the proposed settlement as they prepare the settlement documents or that the parties will not be able to obtain court approval of the proposed settlement for some reason.

Corporate Contact:
Jeff Hale, Chief Financial Officer
(480) 361-5295
jhale@centralfreight.com

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